Exhibit 99.1

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Pro Forma-Including September 2015 investment of $5.0 million during the quarter ended June 30, 2015.

	June 30, 2015
	Unaudited Actual	Unaudited Pro Forma

Current assets:
Cash and cash equivalents	$2,433,474	$7,433,474
Restricted cash	1,267,777	1,267,777
Other receivables and prepaid expenses	1,083,738	1,038,738
Deferred costs	6,053,807	6,053,807
Land held for sale	-

Total current assets	$10,838,796	15,838,796

Equity:
Equity (deficit) attributable to our stockholders:
Preferred stock, $.01 par value, 25,000,000 shares authorized and 185,000 issued and outstanding	1,850	1,850

Common stock, $0.001 par value,700,000,000 shares authorized, 9,047,420 shares issued and outstanding, actual; 9,847,420 shares issued and outstanding, pro forma	9,047	9,847
Additional Paid in Capital	27,931,988	31,688,664
Accumulated deficit	(41,947,124)	(41,947,124)
Accumulated other comprehensive income	796,279	796,279
Total equity (deficit) attributable to our stockholders	$(13,207,960)	$(8,207,960)